Exhibit 99.1

WorldHeart Regains Compliance with the Minimum Bid Price Rule

Oakland, California – November 18, 2008 (NASDAQ: WHRTD) World Heart Corporation (“WorldHeart” or the “Company”) announced today that on November 13, 2008, the Company received a letter from The NASDAQ Stock Market (“NASDAQ”) stating that the Company has regained compliance with Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”) and has maintained a closing bid price of its ordinary shares at $1.00 per share or greater for at least 10 consecutive business days. This matter is now closed with the NASDAQ.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems.  WorldHeart is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, The Netherlands. WorldHeart’s registered office is in Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements regarding WorldHeart’s ability to regain compliance with The Nasdaq Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development and market acceptance of and demand for WorldHeart’s products; delisting from the NASDAQ Stock Market if compliance with the listing standards is not regained; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB/A for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008.